Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOKIA CORPORATION

(Exact name of Registrant as specified in its charter)

Republic of Finland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Keilalahdentie 4, P.O. Box 226

FIN-00045 NOKIA GROUP

Espoo, Finland

(011) 358-9-18071

(Address and telephone number of Registrant’s principal executive offices)

NOKIA PERFORMANCE SHARE PLAN 2012

NOKIA RESTRICTED SHARE PLAN 2012

NOKIA STOCK OPTION PLAN 2011

NOKIA HOLDING INC. EMPLOYEE STOCK PURCHASE PLAN (RESTATED)

NOKIA RETIREMENT SAVINGS AND INVESTMENT PLAN, AS AMENDED AND RESTATED

(Full title of the plans)

Louise Pentland

Nokia Holding, Inc.

6021 Connection Drive

Irving, Texas 75039

+1 (972) 894-5000

(Name, address and telephone number of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

+1 (212) 848-7171

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Nokia Corporation (1)	11,800,000 (2)	$4.985 (3)	$58,823,000	$6,741.12

(1)	American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable on deposit of shares of Nokia Corporation (the “Shares”) have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No 333-105373 and currently are traded on the New York Stock Exchange under the ticker symbol “NOK.” Each ADS represents one Share. Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover (i) any additional Shares that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Shares to be offered or sold pursuant to the plans and (ii) an indeterminate amount of interests to be offered or sold pursuant to the Nokia Retirement Savings and Investment Plan, as Amended and Restated.
(2)	Represents an aggregate of 11,800,000 Shares, of which 4,400,000 Shares are available for future issuance under the Nokia Performance Share Plan 2012, 4,000,000 Shares are available for future issuance under the Nokia Restricted Share Plan 2012, 1,900,000 Shares are available for future issuance under the Nokia Stock Option Plan 2011, 1,000,000 shares are available for purchase pursuant to the Nokia Holding Inc. Employee Stock Purchase Plan (Restated) and 500,000 Shares are available for purchase pursuant to the Nokia Retirement Savings and Investment Plan, as Amended and Restated.
(3)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($5.02 and $4.95, respectively) of Nokia Corporation ADSs on the New York Stock Exchange on March 6, 2012.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (hereinafter, the “Securities Act”), and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a) the Registrant’s Form 20-F for the fiscal year ended December 31, 2011 (File No. 001-13202), filed on March 8, 2012;

(b) the Registrant’s Form 11-K for the fiscal year ended December 31, 2010 (File No. 001-13202) filed on June 28, 2011; and

(c) the description of the Registrant’s Shares (the “Shares”), registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9. The Offer and Listing” and “Item 10. Additional Information,” respectively, of the Form 20-F described in, and incorporated by reference in, paragraph (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Articles of Association of the Registrant contain no provisions under which any member of the Board of Directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such. Article 12 of the Articles of Association of the Registrant, however, provides inter alia, that the “Annual General Meeting shall … take resolutions on … discharging the members of the Board of Directors and the President from liability.”

The Registrant maintains liability insurance for its Board of Directors and certain of its officers. Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on March 8, 2012.

NOKIA CORPORATION

By:	/s/ Riikka Tieaho	By:	/s/ Jani Salovaara

Name:	Riikka Tieaho	Name:	Jani Salovaara
Title:	Director, Corporate Legal	Title:	Senior Legal Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ms. Riikka Tieaho and/or Mr. Jani Salovaara his/her true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Nokia Corporation Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on March 8, 2012.

Members of the Board of Directors:

/s/ Stephen Elop	Director
Name: Stephen Elop

/s/ Bengt Holmström	Director
Name: Bengt Holmström

/s/ Henning Kagermann	Director
Name: Henning Kagermann

/s/ Per Karlsson	Director
Name: Per Karlsson

/s/ Jouko Karvinen	Director
Name: Jouko Karvinen

/s/ Helge Lund	Director
Name: Helge Lund

/s/ Isabel Marey-Semper	Director
Name: Isabel Marey-Semper

/s/ Jorma Ollila	Chairman of the Board of Directors
Name: Jorma Ollila

/s/ Dame Marjorie Scardino	Vice Chairman, Director
Name: Dame Marjorie Scardino

/s/ Risto Siilasmaa	Director
Name: Risto Siilasmaa

/s/ Kari Stadigh	Director
Name: Kari Stadigh

President and Chief Executive Officer:

/s/ Stephen Elop
Name: Stephen Elop

Chief Financial Officer (whose functions include those of Chief Accounting Officer):

/s/ Timo Ihamuotila
Name: Timo Ihamuotila

Authorized Representative in the United States:

/s/ Louise Pentland
Name: Louise Pentland

The Plan:

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan) have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, state of Texas, on March 8, 2012.

Nokia Retirement Savings and Investment Plan,

as Amended and Restated

/s/ Linda Fonteneaux
Name:	Linda Fonteneaux
Title:	Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of Association of the Registrant (English translation) (incorporated by reference to the Registrant’s Form S-8 (File No. 333-142662), filed with the Commission on May 7, 2007).

4.2	Amended and Restated Deposit Agreement dated March 28, 2000 by and among Nokia Corporation, Citibank, N.A., as Depositary, and the Holders from time to time of American Depositary Receipts representing American Depositary Shares issued thereunder (incorporated by reference to Registrant’s Post Effective Amendment to Form F-6 Registration Statement (File No. 333-105373), filed with the Commission on February 6, 2008).

*4.3	Terms and Conditions of the Nokia Performance Share Plan 2012.

*4.4	Terms and Conditions of the Nokia Restricted Share Plan 2012.

4.5	Terms and Conditions of the Nokia Stock Option Plan 2011 (incorporated by reference to the Registrant’s Form S-8 (File No. 333-173974), filed with the Commission on May 6, 2011).

4.6	Nokia Holding, Inc. Employee Stock Purchase Plan (Restated) (incorporated by reference to the Registrant’s Form S-8 (File No. 333-141674), filed with the Commission on March 29, 2007).

4.7	Nokia Retirement Savings and Investment Plan, as Amended and Restated (incorporated by reference to the Registrant’s Form S-8 (File No. 333-141674), filed with the Commission on March 29, 2007).

*5.1	Opinion of Riikka Tieaho, Head of Corporate Legal of the Registrant, as to the validity of the shares to be issued pursuant to the Nokia Performance Share Plan 2012, the Nokia Restricted Share Plan 2012 and the Nokia Stock Option Plan 2011.

*23.1	Consent of PricewaterhouseCoopers Oy, Helsinki, Finland, Independent Registered Public Accounting Firm.

*23.2	Consent of PricewaterhouseCoopers LLP, Dallas, Texas, Independent Registered Public Accounting Firm.

*23.3	Consent of Riikka Tieaho, Head of Corporate Legal of the Registrant (included in Exhibit 5.1).

*24	Power of Attorney (included on signature page).

*	Filed herewith.